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                                                                    EXHIBIT 99.1



[SUPERCONDUCTOR TECHNOLOGIES LOGO]


                      SUPERCONDUCTOR TECHNOLOGIES ANNOUNCES
                     $10.9 MILLION DIRECTED PUBLIC OFFERING

SANTA BARBARA NOVEMBER 24, 2004 - Superconductor Technologies Inc. (Nasdaq:
SCON) ("STI") announced today that it has obtained commitments for the sale of $10.9 million of common stock in a registered direct offering. Under the terms of the transaction, STI plans to sell 15,600,000 shares of common stock to a select group of institutional investors. STI expects the offering will generate net proceeds of $10.1 million, and it expects to close the offering on or before November 29, 2004. The closing is subject to the satisfaction of customary closing conditions. Needham & Company is acting as exclusive placement agent for the offering.

This press release is neither an offer to sell nor the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. All of the shares of common stock are being offered by STI pursuant to an effective registration statement previously filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, from Martin McDermut, Superconductor Technologies Inc., 460 Ward Drive Santa Barbara, CA 93111.

SAFE HARBOR STATEMENT

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on the completion and closing date of the offering and other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. For example, the completion and closing date of the offering will depend on the absence of any material adverse changes in STI's business, the continued accuracy of the representations and warranties made to the investors, the continued effectiveness of STI's shelf registration statement, the delivery of a comfort letter from its auditors, the delivery of legal opinion from its counsel and the satisfaction of other closing conditions customary for similar offerings. Forward-looking statements can be affected by many other factors, including, those described in the Risk Factors section of STI's Prospectus Supplement dated November 22, 2004 and the MD&A section of its most recent Form 10-Q. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

CONTACT

For further information please contact: Martin McDermut, Senior Vice President, Chief Financial Officer of Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.



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